Exhibit 99.1

FROM: P.A.M. TRANSPORTATION SERVICES, INC.

P.O. BOX 188

Tontitown, AR 72770

Allen W. West

(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.

ANNOUNCES RECORD RESULTS AND A 324% INCREASE IN EARNINGS PER SHARE

Tontitown, Arkansas, April 22, 2015......P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) today reported that basic and diluted earnings per share increased 324% to $0.72 for the quarter ended March 31, 2015. These results compare to diluted and basic earnings per share of $0.17 for the quarter ended March 31, 2014. Net income for the quarter ended March 31, 2015 increased 296% to $5,369,218 compared to net income of $1,356,607 for the quarter ended March 31, 2014.

Operating revenues, before fuel surcharge revenue, increased 10.4% to $82,684,570 for the first quarter of 2015 compared to $74,895,613 for the first quarter of 2014. Fuel surcharge revenue decreased to $16,798,584 for the first quarter of 2015 from $22,924,781 for the first quarter of 2014 as fuel prices were significantly lower year over year. Total operating revenues increased to $99,483,154 for the first quarter of 2015 compared to $97,820,394 for the first quarter of 2014.

Daniel H. Cushman, President of the Company, commented, “Obviously, we are thrilled with our first quarter results. Our operating income of $9.1 million is the most profitable quarter on record and certainly a significant improvement over last year’s $2.8 million operating income. The month of January is normally one of our less profitable months, but in this January, that was not that case. We had great miles, and weather was not as much of an issue as it was during last year’s January. Due to the nature of our customer mix, we will continue to be impacted by scheduled plant shutdowns, but the diversification achieved over recent years has given us better freight substitution capability. Similar to last year, February weather presented challenges but not to the level seen in the previous year. March, which is typically one of our stronger months, continued to be so.

“We stated in our fourth quarter earnings release that we wanted to grow this year, clearly recognizing that with the extremely tight driver market that was going to be challenging. Our operating revenue, without considering fuel surcharge revenue, grew 10.4% year-over-year in the first quarter. After considering the impact of structural changes to certain customers’ fuel surcharge programs, which had the effect of lowering base rates and increasing fuel surcharge rates, base revenue growth was closer to 13.5% on a comparative basis. Revenues reported for fuel surcharge collections were down primarily due to the decline in fuel prices, which serve as the basis for calculation of the fuel surcharge rate. We have been able to secure certain rate increases, and overall, our miles per truck per week have increased but not to our expectations. This will be a continued point of emphasis going forward.

“One of our goals going into 2015 was significant growth within our logistics offering, which is currently meeting our expectations. Logistics revenue during the first quarter has almost doubled year-over-year. This portion of our business helps accomplish our goal of providing our customers with additional solutions beyond our assets and broadens our customer base, which also provides us with additional opportunity to use our assets when presented with dedicated opportunities or softer market conditions.

“We continue to make investments at every level in our driving professionals. We have further invested in our driver partner schools supporting them in their growth and expansion. We are consistently reviewing and updating driver pay on a lane-by-lane basis and have seen positive results in our driver retention. Our overall package offering of new equipment, consistent driver-friendly lanes, increasing pay packages, and frequent home time opportunities has helped us reduce driver turnover.”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self-insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited)
	Quarter ended March 31,
	2015	2014

Revenue, before fuel surcharge	$82,684,570	$74,895,613
Fuel surcharge	16,798,584	22,924,781
Total operating revenues	99,483,154	97,820,394

Operating expenses and costs:
Salaries, wages and benefits	25,933,323	26,034,773
Operating supplies and expenses	23,165,278	34,165,591
Rent and purchased transportation	29,056,876	20,761,914
Depreciation	7,557,202	9,125,837
Insurance and claims	3,405,632	3,742,238
Other	2,379,486	2,411,044
Gain on disposition of equipment	(1,161,412)	(1,266,226)
Total operating expenses and costs	90,336,385	94,975,171

Operating income	9,146,769	2,845,223

Interest expense	(616,782)	(862,234)
Non-operating income	244,678	271,636

Income before income taxes	8,774,665	2,254,625
Income tax expense	3,405,447	898,018

Net income	$5,369,218	$1,356,607

Diluted earnings per share	$0.72	$0.17

Average shares outstanding – Diluted	7,467,405	8,032,937

	Quarter ended March 31,
Truckload Operations	2015	2014
Total miles	51,836,268	51,022,305
Operating ratio (1)	87.71%	96.18%
Empty miles factor	6.59%	6.92%
Revenue per total mile, before fuel surcharge	$1.40	$1.36
Total loads	72,136	67,240
Revenue per truck per work day	$642	$608
Revenue per truck per week	$3,210	$3,040
Average company trucks	1,430	1,459
Average owner operator trucks	362	352

Logistics Operations
Total revenue	$10,155,167	$5,448,980
Operating ratio	97.72%	96.44%

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1)

Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.